Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-198735

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated February 10, 2015.

The Goldman Sachs Group, Inc. $ Autocallable Contingent Coupon Equity-Linked Notes due

The notes will not pay a fixed coupon and may pay no coupon on a coupon payment date.  The amount that you will be paid on your notes is based on the performance of the common stock of Macy’s, Inc.  The notes will mature on the stated maturity date (expected to be March 2, 2016) unless they are automatically called on any call observation date (expected to be each coupon determination date). Your notes will be automatically called if the closing price of the index stock on any call observation date is greater than or equal to the initial index stock price (set on the trade date), resulting in a payment on the corresponding call payment date (expected to be the third business day after the call observation date) equal to the face amount of your notes plus the coupon (defined below) then due.

On each coupon determination date (expected to be May 28, 2015, August 27, 2015 and November 27, 2015), subject to the automatic call feature, if the closing price of the index stock is greater than or equal to 80.00% of the initial index stock price, you will receive on the corresponding coupon payment date (expected to be the third business day after each coupon determination date) a coupon payment of $27.125 for each $1,000 face amount of your notes.  If the closing price of the index stock on any coupon determination date is less than 80.00% of the initial index stock price, you will not receive a coupon payment on the applicable coupon payment date.  In addition, the rate of any coupon payment received on any coupon payment date may be less than the percentage of any increase in the index stock price from the initial index stock price to the corresponding coupon determination date.

If your notes are not automatically called, the amount that you will be paid on your notes on the stated maturity date, if any, is based on the performance of the index stock as measured from the initial index stock price to the final index stock price, which is the arithmetic average of the closing prices of the index stock on each of the averaging dates (expected to be February 22, 2016, February 23, 2016, February 24, 2016, February 25, 2016 and February 26, 2016). If the final index stock price is greater than or equal to 80.00% of the initial index stock price, you will receive $1,027.125 for each $1,000 face amount of your notes. If the final index stock price declines by more than 20.00% from the initial index stock price, the amount you receive at maturity will depend on the index stock return but will be less than the face amount of your notes. You will not benefit from any increase in the final index stock price above the initial index stock price, and you could lose your entire investment in the notes if the final index stock price is zero.

If your notes are not automatically called, to determine your payment at maturity we will calculate the index stock return, which is the percentage increase or decrease in the final index stock price from the initial index stock price. On the stated maturity date, for each $1,000 face amount of your notes you will receive an amount in cash equal to:

•                  if the index stock return is greater than or equal to -20.00% (the final index stock price is greater than or equal to 80.00% of the initial index stock price), $1,027.125; or

•                  if the index stock return is less than -20.00% (the final index stock price is less than 80.00% of the initial index stock price), the sum of (i) $1,000 plus (ii) the product of (a) the index stock return times (b) $1,000.

Your investment in the notes involves certain risks, including, among other things, our credit risk.  See page S-10.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is expected to be between $960 and $990 per $1,000 face amount, which will be less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise will equal approximately $      per $1,000 face amount, which will exceed the estimated value of your notes as determined by reference to these models.  The amount of the excess will decline on a straight line basis over the period from the trade date through            .

Original issue date :	expected to be February 19, 2015	Original issue price:	100.00% of the face amount*
Underwriting discount:	% of the face amount	Net proceeds to the issuer:	% of the face amount

*Accounts of certain national banks, acting as purchase agents for such accounts, have agreed with the purchase agents to pay a purchase price of      % of the face amount, and as a result of such agreements, the agents with respect to sales to be made to such accounts will not receive any portion of the underwriting discount from GS & Co.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.  The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.	JPMorgan
Placement Agent

Prospectus Supplement No.      dated         , 2015.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this prospectus in the initial sale of the notes. In addition, GS & Co., or any other affiliate of Goldman Sachs, may use this prospectus in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc.  This prospectus includes this prospectus supplement and the accompanying documents listed below.  This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  Prospectus supplement dated September 15, 2014

•                  Prospectus dated September 15, 2014

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”.  Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-17.  Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, while references to “Goldman Sachs” mean The Goldman Sachs Group, Inc., together with its consolidated subsidiaries.  Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014, in each case relating to the Medium-Term Notes, Series D of The Goldman Sachs Group, Inc.  References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer:	The Goldman Sachs Group, Inc.

Index stock:	common stock of Macy’s, Inc. (Bloomberg ticker “M UN”)

Specified Currency:	U.S. dollars ($)

Face amount:

each note will have a face amount of $1,000; $             in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations:	$10,000 and integral multiples of $1,000 in excess thereof

Supplemental discussion of U.S. federal income tax consequences:

you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as an income-bearing pre-paid derivative contract in respect of the index stock, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below. Pursuant to this approach, it is the opinion of Sidley Austin LLP that it is likely that any coupon payment will be taxed as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. If you are a United States alien holder of the notes, we intend to withhold on coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty. In addition, upon the sale, exchange, redemption or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time (excluding amounts attributable to any accrued and unpaid coupon payments) and your tax basis in your notes.

Cash settlement amount (on any call payment date):	if your notes are automatically called, for each $1,000 face amount of your notes we will pay an amount in cash equal to the sum of (i) $1,000 plus (ii) the coupon then due

Cash settlement amount (on the stated maturity date):	if your notes are not automatically called, for each $1,000 face amount of your notes we will pay you on the stated

maturity date an amount in cash equal to:

•     if the final index stock price is greater than or equal to 80% of the initial index stock price, $1,027.125; or

•     if the final index stock price is less than 80% of the initial index stock price, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the index stock return

Initial index stock price (to be set on the trade date):	the closing price of one share of the index stock on the trade date

Final index stock price:

the arithmetic average of the closing prices of one share of the index stock on each of the averaging dates, subject to adjustment as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-22

Index stock return:	the quotient of (1) the final index stock price minus the initial index stock price divided by (2) the initial index stock price, expressed as a percentage

Automatic call feature:

if, as measured on any call observation date, the closing price of the index stock is greater than or equal to the initial index stock price, your notes will be automatically called; if your notes are automatically called on any call observation date, on the corresponding call payment date you will receive an amount in cash equal to $1,000 for each $1,000 face amount of your notes in addition to the coupon then due

Call observation dates (to be set on the trade date):	expected to be each coupon determination date, subject to adjustment as described under “Specific Terms of Your Notes —Call Observation Dates” on page S-21

Call payment dates (to be set on the trade date):	expected to be the third business day after each call observation date, subject to adjustment as described under “Specific Terms of Your Notes — Call Payment Dates” on page S-21

Coupon:

subject to the automatic call feature, on each coupon payment date, for each $1,000 face amount of your notes we will pay you an amount in cash equal to:

•     if the closing price of the index stock on the related coupon determination date is greater than or equal to 80% of the initial index stock price, $27.125; or

•     if the closing price of the index stock on the related coupon determination date is less than the 80% of the initial index stock price, $0

If on each coupon payment date you received, for each $1,000 face amount of your notes, a coupon payment of $27.125, you would have received the coupon equivalent of an interest rate of approximately 10.85% per annum.

Coupon determination dates (to be set on the trade date):	expected to be May 28, 2015, August 27, 2015 and November 27, 2015, subject to adjustment as described under “Specific Terms of Your Notes — Coupon Determination Dates” on page S-21

Coupon payment dates (to be set on the trade date):	expected to be the third business day after each coupon determination date, subject to adjustment as described under “Specific Terms of Your Notes — Coupon and Coupon Payment Dates” on page S-21

Regular record dates:	the scheduled business day immediately preceding the day on which payment is to be made (as such payment date may be adjusted)

Trade date:	expected to be February 13, 2015

Original issue date (settlement date) (to be set on the trade date):	expected to be February 19, 2015

Averaging dates (to be set on the trade date):

expected to be February 22, 2016, February 23, 2016, February 24, 2016, February 25, 2016 and February 26, 2016, each subject to adjustment as described under “Specific Terms of Your Notes — Averaging Dates” on page S-21

Determination date (to be set on the trade date):	the final averaging date, expected to be February 26, 2016, subject to adjustment as described under “Specific Terms of Your Notes — Averaging Dates” on page S-21

Stated maturity date (to be set on the trade date):	expected to be March 2, 2016, subject to adjustment as described under “Specific Terms of Your Notes — Stated Maturity Date” on page S-21

No listing:	the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption:	the offered notes will not be subject to redemption right or price dependent redemption right

Calculation agent:	Goldman, Sachs & Co.

Closing price:	as described under “Specific Terms of Your Notes — Special Calculation Provisions — Closing Price” on page S-27

Business day:	as described under “Specific Terms of Your Notes — Special Calculation Provisions — Business Day” on page S-27

Trading day:	as described under “Specific Terms of Your Notes — Special Calculation Provisions — Trading Day” on page S-27

CUSIP no.:	38147QUH7

ISIN:	US38147QUH72

Use of proceeds and hedging:	as described under “Use of Proceeds” and “Hedging” on page S-29

ERISA:	as described under “Employee Retirement Income Security Act” on page S-36 of this prospectus supplement

FDIC:	the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

This is only a brief summary of the terms of your notes. You should read the detailed description thereof in "Summary Information" on page S-2. Please read the terms below with the remainder of this prospectus supplement, the accompanying prospectus supplement, dated September 15, 2014, and the accompanying prospectus, dated September 15, 2014.

Autocallable Contingent Coupon Equity-Linked Notes due

Issued by:

The Goldman Sachs Group, Inc.

Investment Objective

For investors:

- *who believe that the change in the closing price of the index stock from the trade date to the closing price of the index stock on any coupon determination date will not be greater than or equal to 0.00% or less than -20.00%; and*
- *who want to receive (1) a coupon payment if the closing price of the index stock on any coupon determination date is greater than or equal to 80.00% of the initial index stock price, subject to the automatic call feature, and (2) protection against a decline in the final index stock price (which is the arithmetic average of the closing prices of the index stock on each of the averaging dates) of up to -20.00%, in exchange for:*
    - *limiting their upside return for each $1,000 face amount to (i) the coupons payable, if any, on the coupon payment dates and (ii) $27.125 in excess of the face amount at maturity if the final index stock price is greater than or equal to 80.00% of the initial index stock price;*
    - *receiving no coupon on a coupon payment date if the index stock price is less than 80.00% of the initial stock price on the corresponding coupon determination date;*
    - *accepting that the term for the notes may be reduced to as few as approximately three months after the original issue date if the notes are automatically called; and*
    - *bearing the full downside risk if the final index stock price decreases by more than 20.00%, including the risk of losing their entire investment in the notes.*

Determining the Cash Settlement Amount

Payment on the notes is subject to the creditworthiness of The Goldman Sachs Group, Inc.

You could lose your entire investment in the notes.

Indicative Terms

Risk Factors

You should read "Additional Risk Factors Specific to Your Notes" on page S-10 of this prospectus supplement so that you may better understand the risks associated with an investment in the notes.

ADDITIONAL TERMS SPECIFIC TO YOUR NOTES

You should read this prospectus supplement together with the prospectus dated September 15, 2014 and the prospectus supplement dated September 15, 2014. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated September 15, 2014:

http://www.sec.gov/Archives/edgar/data/886982/000119312514340703/d773025d424b2.htm

Prospectus supplement dated September 15, 2014:

http://www.sec.gov/Archives/edgar/data/886982/000119312514340709/d776518d424b2.htm

HYPOTHETICAL EXAMPLES

The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the impact that various hypothetical final index stock prices  could have on the cash settlement amount at maturity assuming the notes have not been called and all other variables remain constant.

The examples below are based on a range of final index stock prices that are entirely hypothetical; no one can predict what the index stock price will be on any day throughout the life of your notes, and no one can predict what the index stock price will be on any averaging date. The index stock has been highly volatile in the past — meaning that the index stock price has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the index stock and our creditworthiness.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co.) will be  less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes” on page S-10 of this prospectus supplement.

The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000

•     Neither a market disruption event nor a non-trading day occurs on the originally scheduled averaging dates

•     No change in or affecting the index stock

•     The effect of any accrued and unpaid coupon has been excluded

•     Notes purchased on original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the initial index stock price that will serve as the baseline for determining the index stock return and the amount that we will pay on your notes at maturity. We will not do so until the trade date. As a result, the actual initial index stock price may differ substantially from the index stock price prior to the trade date.

For these reasons, the actual performance of the index stock over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical index stock prices shown elsewhere in this prospectus supplement. For information about the historical prices of the index stock during recent periods, see “The Index Stock — Quarterly High, Low and Closing Prices of the Index Stock” below. Before investing in the offered notes, you should consult publicly available information to determine the prices of the index stock between the date of this prospectus supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index stock.

If the notes are not called on a call observation date (i.e., on a call observation date the closing price of the index stock was less than the initial index stock price) the cash settlement amount we would deliver for each $1,000 face amount of your notes on the maturity date will depend on the performance of the index stock on each averaging date, as shown in the table below. The table below assumes that the notes have not been automatically called on a call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date. The levels in the left column of the table below represent hypothetical final index stock prices and are expressed as percentages of the initial index stock price.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final index stock price (expressed as a percentage of the initial index stock price), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent).  Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final index stock price (expressed as a percentage of the initial index stock price) and the assumptions noted above.

The Notes Have Not Been Called
Hypothetical Final Index Stock Price	Hypothetical Cash Settlement Amount at
(as Percentage of Initial Index Stock Price)	Maturity if the Notes Have Not Been Called (as Percentage of Face Amount)
175.000%	102.7125%
150.000%	102.7125%
125.000%	102.7125%
110.000%	102.7125%
100.000%	102.7125%
95.000%	102.7125%
90.000%	102.7125%
85.000%	102.7125%
80.000%	102.7125%
79.999%	79.999%
50.000%	50.000%
40.000%	40.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the notes have not been automatically called on a call observation date and the final index stock price were determined to be 25.000% of the initial index stock price, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).  In addition, if the final index stock price were determined to be 175.000% of the initial index stock price, the cash settlement amount that we would deliver on your notes at maturity would be limited to 102.7125% of each $1,000 face amount of your notes.  As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final index stock price over of the initial index stock price.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the index stock that may not be achieved on the averaging dates and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-12.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual final index stock price or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the final index stock price and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on whether or not the notes are called on any call observation date, the actual initial index stock price, which will be set on the trade date, and the actual final index stock price determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus dated September 15, 2014 and in the accompanying prospectus supplement dated September 15, 2014.  You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014, of The Goldman Sachs Group, Inc. Your notes are a riskier investment than ordinary debt securities.  Also, your notes are not equivalent to investing directly in the index stock. You should carefully consider whether the offered notes are suited to your particular circumstances.

•                  THE ESTIMATED VALUE OF YOUR NOTES AT THE TIME THE TERMS OF YOUR NOTES ARE SET ON THE TRADE DATE (AS DETERMINED BY REFERENCE TO PRICING MODELS USED BY GOLDMAN, SACHS & CO.) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE OF YOUR NOTES

The original issue price for your notes will exceed the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to Goldman, Sachs & Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the trade date is set forth on the cover of this prospectus supplement; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors.  The price at which Goldman, Sachs & Co. would initially buy or sell your notes (if Goldman, Sachs & Co. makes a market, which it is not obligated to do), and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise, will also exceed the estimated value of your notes as determined by reference to these models.  As agreed by Goldman, Sachs & Co. and the distribution participants, the amount of the excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth on the cover.  Thereafter, if Goldman, Sachs & Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which Goldman, Sachs & Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed on the front cover of this prospectus supplement, Goldman, Sachs & Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to Goldman, Sachs & Co. and the amounts Goldman, Sachs & Co. pays to us in connection with your notes. We pay to Goldman, Sachs & Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, Goldman, Sachs & Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that Goldman, Sachs & Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to Goldman, Sachs & Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes at any price and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes.  See “— Your Notes May Not Have an Active Trading Market” below.

•                  THE NOTES ARE SUBJECT TO THE CREDIT RISK OF THE ISSUER

Although the return on the notes will be based on the performance of the index stock, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

•                  YOU MAY NOT RECEIVE A COUPON ON ANY COUPON PAYMENT DATE

If the closing price of the index stock on any coupon determination date is less than 80.00% of the initial index stock price, you will not receive a coupon payment on the applicable coupon payment date. If this occurs on every coupon determination date, the overall return you earn on your notes may be zero and may be less than you would have earned by investing in a note that bears interest at the prevailing market rate.

•                  THE POTENTIAL FOR THE VALUE OF YOUR NOTES TO INCREASE WILL BE LIMITED

The cash settlement amount you may receive for each of your notes at maturity is limited to $1,027.125, no matter how much the price of the index stock may rise beyond the initial index stock price over the life of your notes.  Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the index stock.

•                  YOUR NOTES ARE SUBJECT TO AUTOMATIC REDEMPTION

We will call and automatically redeem all, but not part, of your notes on a call payment date, if, as measured on any call observation date, the closing price of the index stock is greater than or equal to the initial index stock price. Therefore, the term for your notes may be reduced to as few as approximately three months after the original issue date. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity.

•                  THE COUPON DOES NOT REFLECT THE ACTUAL PERFORMANCE OF THE INDEX STOCK FROM COUPON DETERMINATION DATE TO COUPON DETERMINATION DATE

The coupon for each quarterly coupon payment date is different from, and may be less than, a coupon determined based on the percentage difference between the initial index stock price and the closing price of the index stock on any coupon determination date or the difference between the closing prices of the index stock on two coupon determination dates.  Accordingly, the coupons, if any, on the notes may be less than the return you could earn on another instrument linked to the index stock that pays interest based on the performance of the index stock from the initial index stock price to the closing price of the index stock on any coupon determination date or from coupon determination date to coupon determination date.

•                  THE CASH SETTLEMENT AMOUNT ON THE STATED MATURITY DATE IS LINKED TO THE CLOSING PRICE OF THE INDEX STOCK ON FIVE AVERAGING DATES

The index stock return will be based on the arithmetic average of the index stock closing prices on each of the five averaging dates (each of which is subject to adjustment in the case of market disruption events or non-trading days), and therefore not the simple performance of the index stock over the life of your notes.  For example, if the closing price of the index stock dramatically increased on the final averaging date (in other words, the determination date), the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked only to the closing price of the index stock on that final averaging date.

•                  YOU MAY LOSE YOUR ENTIRE INVESTMENT IN THE NOTES

You can lose your entire investment in the notes. Assuming your notes are not automatically called on a call observation date, the cash settlement amount on your notes, if any, on the stated maturity date will be based on the performance of the common stock of Macy’s, Inc. as measured from the initial index stock price to the final index stock price, which is the arithmetic average of the closing prices of the index stock on each of the averaging dates.  If the final index stock price is less than 80.00% of the initial index stock price, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the index stock return times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

•                  THE MARKET VALUE OF YOUR NOTES MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•                 the market price of the index stock to which your notes are linked;

•                 the volatility — i.e., the frequency and magnitude of changes — in the market price of the index stock;

•                 the dividend rate of the index stock;

•                 economic, financial, regulatory, political, military and other events that affect stock markets generally and the market segment of which the index stock is a part, and which may affect the market price of the index stock;

•                 other interest rate and yield rates in the market;

•                 the time remaining until your notes mature; and

•                 our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

•                  IF THE MARKET PRICE OF THE INDEX STOCK CHANGES, THE MARKET VALUE OF YOUR NOTE MAY NOT CHANGE IN THE SAME MANNER

Your note may trade quite differently from the index stock. Changes in the market price of the index stock may not result in a comparable change in the market value of your note. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors” above.

•                  WE WILL NOT HOLD SHARES OF THE INDEX STOCK FOR YOUR BENEFIT

The indenture governing your note does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey a share or shares of the index stock acquired by us or them. Neither we nor our affiliates will pledge or otherwise hold shares of the index stock for your benefit in order to enable you to exchange your note for shares under any circumstances. Consequently, in the event of our bankruptcy, insolvency or liquidation, any shares of the index stock owned by us will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

•                  YOU HAVE NO SHAREHOLDER RIGHTS OR ANY RIGHTS TO RECEIVE STOCK

Investing in your note will not make you a holder of the index stock. Neither you nor any other holder or owner of your note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stock. In addition, you will have no right to receive any shares of the index stock on the stated maturity date.

•                  IN SOME CIRCUMSTANCES, THE PAYMENT YOU RECEIVE ON THE NOTES MAY BE BASED ON THE COMMON STOCK OF ANOTHER COMPANY AND NOT THE ISSUER OF THE INDEX STOCK

Following certain corporate events relating to the index stock where its issuer is not the surviving entity, the amount you receive at maturity may be based on the common stock of a successor to the index stock issuer or any cash or any other assets distributed to holders of shares of the index stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting Distribution Property (as described below) under “Specific Terms of Your Notes — Anti-dilution Adjustments”.

•                  OTHER INVESTORS IN THE NOTES MAY NOT HAVE THE SAME INTERESTS AS YOU

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms.  The interests of other investors may, in some circumstances, be adverse to your interests.  For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the index stock or other similar securities, which may adversely impact the market for or value of your notes.

•                  ANTICIPATED HEDGING ACTIVITIES BY GOLDMAN SACHS OR OUR DISTRIBUTORS MAY NEGATIVELY IMPACT INVESTORS IN THE NOTES AND CAUSE OUR INTERESTS AND THOSE OF OUR CLIENTS AND COUNTERPARTIES TO BE CONTRARY TO THOSE OF INVESTORS IN THE NOTES

Goldman Sachs expects to hedge our obligations under the notes by purchasing shares of the index stock, futures and/or other instruments linked to the index stock, indices or constituent indices thereof.  Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the index stock, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes.  Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other notes whose returns are linked to changes in the price of the index stock.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the prices of the index stock— directly or indirectly — and therefore the market value of your notes and the amount we will pay on your notes at maturity.  In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines.  In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

•                  GOLDMAN SACHS’ TRADING AND INVESTMENT ACTIVITIES FOR ITS OWN ACCOUNT OR FOR ITS CLIENTS, COULD NEGATIVELY IMPACT INVESTORS IN THE NOTES

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals.  As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender.  In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets.  Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the index stock.  Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

•                  GOLDMAN SACHS’ MARKET-MAKING ACTIVITIES COULD NEGATIVELY IMPACT INVESTORS IN THE NOTES

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products.  Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the index stock, securities and instruments similar to or linked to the foregoing or the currencies in which it is denominated.  Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of the index stock in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

•                  YOU SHOULD EXPECT THAT GOLDMAN SACHS PERSONNEL WILL TAKE RESEARCH POSITIONS, OR OTHERWISE MAKE RECOMMENDATIONS, PROVIDE INVESTMENT ADVICE OR MARKET COLOR OR ENCOURAGE TRADING STRATEGIES THAT MIGHT NEGATIVELY IMPACT INVESTORS IN THE NOTES

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments.  They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments.  These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument.  Any of these recommendations and views may be negative with respect to the index stock or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets.  In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the index stock, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

•                  GOLDMAN SACHS REGULARLY PROVIDES SERVICES TO, OR OTHERWISE HAS BUSINESS RELATIONSHIPS WITH, A BROAD CLIENT BASE, WHICH MAY INCLUDE THE ISSUER OF THE INDEX STOCK OR OTHER ENTITIES THAT ARE INVOLVED IN THE TRANSACTION

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the issuer of the index stock, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the index stock and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information.  Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

•                  THE OFFERING OF THE NOTES MAY REDUCE AN EXISTING EXPOSURE OF GOLDMAN SACHS OR FACILITATE A TRANSACTION OR POSITION THAT SERVES THE OBJECTIVES OF GOLDMAN SACHS OR OTHER PARTIES

A completed offering may reduce Goldman Sachs’ existing exposure to the index stock, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering.  An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the index stock, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs.  In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

•                  PAST PERFORMANCE OF THE INDEX STOCK IS NO GUIDE TO FUTURE PERFORMANCE OF THE INDEX STOCK

The actual performance of the index stock over the life of the notes, as well as the amount payable at maturity or on any coupon payment date, as applicable, may bear little or no relation to the historical closing prices of the index stock set forth below under “The Index Stock — Quarterly High, Low and Closing Prices of the Index Stock” or to the hypothetical examples shown elsewhere in this prospectus supplement. You cannot predict the future prices of the index stock based on its historical fluctuations.

•                  AS CALCULATION AGENT, GOLDMAN, SACHS & CO. WILL HAVE THE AUTHORITY TO MAKE DETERMINATIONS THAT COULD AFFECT THE MARKET VALUE OF YOUR NOTES, WHEN YOUR NOTES MATURE AND THE AMOUNT YOU RECEIVE AT MATURITY

As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining whether your notes will be automatically called, when and how to make anti-dilution adjustments to the index stock price; determining the closing price of the index stock on each averaging date, which we will use to determine the final index stock price and the amount of cash we must deliver on the stated maturity date; and determining whether to postpone any coupon determination date, averaging date or the stated maturity date because of a market disruption event. See “Specific Terms of Your Notes — Anti-dilution Adjustments” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest. We may change the calculation agent for your notes at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

•                  THERE IS NO AFFILIATION BETWEEN THE INDEX STOCK ISSUER AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE INDEX STOCK ISSUER

Goldman Sachs is not affiliated with the index stock issuer. As discussed above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuer. Nevertheless, neither we nor any of our affiliates assumes responsibility for the accuracy or completeness of any information about the index stock issuer contained in this prospectus supplement or in any of the index stock issuer’s publicly available information. You, as an investor in your note, should make your own investigation into the index stock issuer.

The index stock issuer is not involved in this offering of your notes in any way and does not have any obligation of any sort with respect to your notes. Thus, the index stock issuer does not have any obligation to take your interests into consideration for any reason, including in taking or not taking any corporate actions that might affect the value of your notes.

•                  WE EXPECT YOUR NOTES WILL NOT HAVE AN ACTIVE TRADING MARKET

Your notes will not be listed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, we expect it will not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

•                  YOU HAVE LIMITED ANTI-DILUTION PROTECTION

Goldman, Sachs & Co., as calculation agent for your note, will adjust the index stock price for stock splits, reverse stock splits, stock dividends, extraordinary dividends, reorganization events, and other events that affect the index stock issuer’s, or any distribution property issuer’s, capital structure, but only in the situations we describe in “Specific Terms of Your Notes — Anti-dilution Adjustments” below. The calculation agent will not be required to make an adjustment for every corporate event that may affect the index stock. For example, the calculation agent will not adjust the index stock price for events such as an offering of the index stock for cash by the index stock issuer, a tender or exchange offer for the index stock at a premium to its then-current market price by the index stock issuer or a tender or exchange offer for less than all the outstanding shares of the index stock by a third party. In addition, the calculation agent will not adjust the reference amount for regular cash dividends. Furthermore, the calculation agent will determine in its sole discretion whether to make adjustments with respect to corporate or other events as described under “Specific Terms of Your Notes — Anti-dilution Adjustments — Reorganization Events” below. Those events or other actions by the index stock issuer or a third party may nevertheless adversely affect the market price of one share of the index stock and, therefore, adversely affect the market value of your note. The index stock issuer or a third party could make an offering or a tender or exchange offer, or the index stock issuer could take any other action, that adversely affects the market price of the index stock and the market value of your note but does not result in an anti-dilution adjustment for your benefit.

•                  WE MAY SELL AN ADDITIONAL AGGREGATE FACE AMOUNT OF THE NOTES AT A DIFFERENT ISSUE PRICE

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

•                  THE CALCULATION AGENT CAN POSTPONE ANY COUPON DETERMINATION DATE OR AVERAGING DATE, AS THE CASE MAY BE, IF A MARKET DISRUPTION EVENT OR A NON-TRADING DAY OCCURS OR IS CONTINUING

If the calculation agent determines that, on a date that would otherwise be a coupon determination date or an averaging date, as applicable, a market disruption event has occurred or is continuing or that day is not a trading day, the applicable coupon determination date or averaging date will be postponed as described under “Specific Terms of Your Notes — Coupon Determination Dates”  and “— Averaging Dates” below.

•                  CERTAIN CONSIDERATIONS FOR INSURANCE COMPANIES AND EMPLOYEE BENEFIT PLANS

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

•                  YOU MAY BE SUBJECT TO ADVERSE TAX CONSEQUENCES IN THE FUTURE

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.  We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences — United States Holders — Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page S-32 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.  Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

•                  FOREIGN ACCOUNT TAX COMPLIANCE ACT (FATCA) WITHHOLDING MAY APPLY TO PAYMENTS ON YOUR NOTES, INCLUDING AS A RESULT OF THE FAILURE OF THE BANK OR BROKER THROUGH WHICH YOU HOLD THE NOTES TO PROVIDE INFORMATION TO TAX AUTHORITIES

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014, in each case relating to the Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”). Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your note; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus and the accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described under “Summary Information” in this prospectus supplement, the following terms will apply to your note:

No interest: we will not pay interest on your notes

Specified currency:

•                  U.S. dollars (“$”)

Form of note:

•                  global form only: yes, at DTC

•                  non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $10,000 or integral multiples of $1,000 in excess thereof

No listing: your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system

Defeasance applies as follows:

•                  full defeasance: no

•                  covenant defeasance: no

Other terms:

•                  the default amount will be payable on any acceleration of the maturity of your note as described under “— Special Calculation Provisions” below

•                  anti-dilution provisions will apply to your note; see “— Anti-dilution Adjustments” below

•                  a business day for your note may not be the same as a business day for certain of our other Series D medium-term notes; see “— Special Calculation Provisions” below

•                  a trading day for your note may not be the same as a trading day for certain of our other Series D medium-term notes; see “— Special Calculation Provisions” below

Please note that the information about the settlement or trade dates, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your note in a market making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your note in more detail below.

Index Stock and Index Stock Issuer

In this prospectus supplement, when we refer to the index stock, we mean the common stock of Macy’s, Inc., except as described under “— Anti-dilution Adjustments — Reorganization Events” and “— Anti-dilution Adjustments — Distribution Property” below. When we refer to the index stock issuer, we mean Macy’s, Inc. or any successor thereto).

Automatic Call Feature

If, as measured on any call observation date, the closing price of the index stock is greater than or equal to the initial index stock price, your notes will be automatically called; if your notes are automatically called on any call observation date, on the corresponding call payment date you will receive an amount in cash equal to $1,000 for each $1,000 face amount of your notes in addition to the coupon then due.

The calculation agent will determine the closing price of the index stock for each call observation date, which will be the closing price of the index stock on the exchange on which it has its primary U.S. listing on the applicable call observation date, subject to any anti-dilution adjustments.

The calculation agent will have discretion to adjust the closing price of the index stock on the applicable call observation date or to determine it in a different manner as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and “— Anti-Dilution Adjustments” below.

Payment of Principal on Stated Maturity Date

Unless your notes are automatically called, on the stated maturity date, for each $1,000 face amount of your notes, we will pay you an amount in cash equal to the cash settlement amount described below. The cash we must pay in exchange for your notes on the stated maturity date, if any, represents the principal amount of your notes. The cash you receive in exchange for your notes on the stated maturity date, if any, may be less than 100% of the face amount of your notes. We describe this risk under “Additional Risk Factors Specific to Your Notes — You May Lose Your Entire Investment in the Notes” above.

Payment of Variable Contingent Coupon

Subject to the automatic call feature, on each coupon payment date, for each $1,000 face amount of your notes we will pay you an amount in cash equal to:

•                  if the closing price of the index stock on the related coupon determination date is greater than or equal to 80% of the initial index stock price, $27.125; or

•                  if the closing price of the index stock on the related coupon determination date is less than 80% of the initial index stock price, $0

The initial index stock price will be set on the trade date and is expected to be the closing price of the index stock on the trade date.  The calculation agent will determine the closing price for each coupon determination date, which will be the closing price of the index stock on the exchange on which it has its primary U.S. listing on the applicable coupon determination date, subject to any anti-dilution adjustments. The calculation agent will have discretion to adjust the closing price of the index stock on the applicable coupon determination date or to determine it in a different manner as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and  “— Anti-Dilution Adjustments” below.

Cash Settlement Amount on the Stated Maturity Date

If your notes are not automatically called, for each $1,000 face amount of your notes we will pay you on the stated maturity date an amount in cash equal to:

•                  if the final index stock price is greater than or equal to 80% of the initial index stock price, $1,027.125; or

•                  if the final index stock price is less than 80% of the initial index stock price, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the index stock return.

The index return is calculated by subtracting the initial index stock price from the final index stock price and dividing the result by the initial index stock price, with the quotient expressed as a percentage. The calculation agent will determine the final index stock price, which will be the arithmetic average of the closing prices of one share of the index stock on the exchange on which it has its primary U.S. listing on each of the averaging dates.  However, the calculation agent will have discretion to adjust the closing price on an averaging date or to determine it in a different manner as described under “ — Consequences of a Market Disruption Event or a Non-Trading Day” and  “— Anti-Dilution Adjustments” below.

Averaging Dates

The averaging dates for your notes will be set on the trade date and are expected to be February 22, 2016, February 23, 2016, February 24, 2016, February 25, 2016 and February 26, 2016, each subject to the following adjustments. If a market disruption event occurs or is continuing on any day that would otherwise be an averaging date or such day is not a trading day, such averaging date and each succeeding averaging date, if any, will be postponed to the next trading day(s) on which no market disruption event occurs or is continuing.  However, no averaging date will be later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date.  If a market disruption event occurs or is continuing on such last possible averaging date or such last possible day is not a trading day, that day will nevertheless be the final averaging date.  In such cases, more than one averaging date may occur simultaneously on such last possible day.

Determination Date

The determination date for your notes will be set on the trade date and is expected to be February 26, 2016 (the final averaging date), subject to adjustment as described under “— Averaging Dates” above).

Stated Maturity Date

The stated maturity date will be set on the trade date and is expected to be March 2, 2016, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the final averaging date is postponed as described under “— Averaging Dates” above, the stated maturity date will also be postponed by the same number of business day(s) from but excluding the originally scheduled final averaging date to and including the actual final averaging date. The calculation agent may postpone the final averaging date — and therefore the stated maturity date — if a market disruption event occurs or is continuing on any day that would otherwise be the final averaging date. We describe market disruption events under “— Special Calculation Provisions — Market Disruption Event” below.

Coupon and Coupon Payment Dates

The coupons will be calculated and paid as described in this prospectus supplement.

The coupons on the offered notes will be paid on the coupon payment dates (to be set on the trade date and are expected to be the third business day after each coupon determination date, subject to adjustment as described under “— Coupon Determination Dates” below).

Coupon Determination Dates

The coupon determination dates will be set on the trade date and are expected to be May 28, 2015, August 27, 2015 and November 27, 2015, unless the calculation agent determines that a market disruption event occurs or is continuing on any such day or that any such day is not a trading day.  In that event, the applicable coupon determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing.  In no event, however, will the applicable coupon determination date be postponed to a date after the applicable originally scheduled coupon payment date or, if the originally scheduled coupon payment date is not a business day, later than the first business day after the originally scheduled coupon payment date.  If any coupon determination date is postponed to the last possible day for that period, but a market disruption event occurs or is continuing on that day or that day is not a trading day, that day will nevertheless be the applicable coupon determination date.

Call Payment Dates

If your notes are automatically called on any call observation date, on the corresponding call payment date (to be set on the trade date and is expected to be the third business day after each call observation date, subject to adjustment as described under “— Call Observation Dates” below) you will receive an amount in cash equal to $1,000 for each $1,000 face amount of your notes in addition to the coupon then due.

Call Observation Dates

The call observation dates will be set on the trade date and are expected to be each coupon determination date, subject to adjustment as described under “— Coupon Determination Dates” above.

Consequences of a Market Disruption Event or a Non-Trading Day

As indicated above, if a market disruption event occurs or is continuing on a day that would otherwise be a coupon determination date or an averaging date, as applicable, or such day is not a trading day, then such coupon determination date or averaging date, as applicable will be postponed as described under “— Coupon Determination Dates” and “—

Averaging Dates”, respectively, above. As a result, the corresponding coupon payment date, call payment date or the stated maturity date, as applicable, for your notes may also be postponed, as described under “— Coupon Payment Date” and “— Stated Maturity Date”, respectively, above.

If the closing price of the index stock that must be used to determine the coupon payable on the coupon payment date, if any, or the cash settlement amount is not available on the last possible coupon determination date or averaging date, as applicable, either because of a market disruption event or non-trading day or for any other reason (except as described under “— Anti-dilution Adjustments” below), the calculation agent will nevertheless determine the index stock price based on its assessment, made in its sole discretion, of the market value of the index stock at the applicable time on that day.

Anti-dilution Adjustments

The calculation agent will adjust the closing price of the index stock on a coupon determination date or an averaging date, as applicable, only if an event described under one of the six subsections beginning with “— Stock Splits” below occurs and only if the relevant event occurs during the period described under the applicable subsection. The adjustments described below do not cover all events that could affect the closing price of the index stock on a coupon determination date or an averaging date, as applicable, such as an issuer tender or exchange offer for the index stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the index stock. We describe the risks relating to dilution under “Additional Risk Factors Specific to Your Notes — You Have Limited Anti-dilution Protection” above.

How Adjustments Will Be Made

In this prospectus supplement, we refer to anti-dilution adjustment of the closing price of the index stock on a coupon determination date or an averaging date, as applicable. If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment by taking the following steps:

•                  Step One. The calculation agent will adjust the reference amount. This term refers to the amount of the index stock or other property that must be used to determine the closing price of the index stock on a coupon determination date or an averaging date, as applicable. For example, if no adjustment described under this subsection entitled “— Anti-dilution Adjustments” is required at a time, the reference amount for that time will be one share of the index stock. In that case, the closing price of the index stock on a coupon determination date or an averaging date, as applicable, will be the closing price of one share of the index stock on the applicable coupon determination date or averaging date. We describe how the closing price will be determined under “— Special Calculation Provisions” below.

If an adjustment described under this subsection entitled “— Anti-dilution Adjustments” is required because one of the dilution events described in the first five subsections below — these involve stock splits, reverse stock splits, stock dividends, other dividends and distributions and issuances of transferable rights and warrants — occurs, then the adjusted reference amount at that time might instead be, for example, two shares of the index stock or a half share of the index stock, depending on the event. In that example, the closing price of the index stock on a coupon determination date or an averaging date, as applicable, would be the price (determined as specified under “— Special Calculation Provisions — Closing Price” below) at the close of trading on the applicable coupon determination date or averaging date of two shares of the index stock or a half share of the index stock, as applicable.

If an adjustment described under this subsection entitled “— Anti-dilution Adjustments” is required at a time because one of the reorganization events described under “— Reorganization Events” below — these involve events in which cash, securities or other property is distributed in respect of the index stock — occurs, then the reference amount at that time will be adjusted to be as follows, assuming there has been no prior or subsequent anti-dilution adjustment: the amount of each type of the property distributed in the reorganization event in respect of one share of the index stock, plus one share of the index stock if the index stock remains outstanding. In that event, the closing price of the index stock on a coupon determination date or an averaging date, as applicable, would be the value of the adjusted reference amount at the close of trading on such coupon determination date or averaging date.

The manner in which the calculation agent adjusts the reference amount in step one will depend on the type of dilution event requiring adjustment. These events and the nature of the required adjustments are described in the six subsections that follow.

•                  Step Two. Having adjusted the reference amount in step one, the calculation agent will determine the closing price of the index stock on a coupon determination date or an averaging date, as applicable, in the following manner.

If the adjusted reference amount at the applicable time consists entirely of shares of the index stock, the index stock price will be the closing price (determined as described under “— Special Calculation Provisions — Closing Price” below) of the adjusted reference amount on the applicable date.

On the other hand, if the adjusted reference amount at the applicable time includes any property other than shares of the index stock, the closing price of the index stock on a coupon determination date or an averaging date, as applicable, will be the value of the adjusted reference amount as determined by the calculation agent in the manner described under “— Reorganization Events — Adjustments for Reorganization Events” below at the applicable time.

•                  Step Three. Having determined the closing price of the index stock on a coupon determination date or an averaging date, as applicable, in step two, the calculation agent will use such price to calculate the coupon payable on the applicable coupon payment date, if any, or the cash settlement amount.

If more than one event requiring adjustment as described in this subsection entitled “— Anti-dilution Adjustments” occurs, the calculation agent will first adjust the reference amount as described in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the reference amount for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each event. Having adjusted the reference amount for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the closing price of the index stock on a coupon determination date or an averaging date, as applicable, using the reference amount as sequentially and cumulatively adjusted for all the relevant events. The calculation agent will make all required determinations and adjustments no later than the applicable coupon determination date or averaging date, as applicable.

The calculation agent will adjust the reference amount for each reorganization event described under “— Reorganization Events” below. For any other dilution event described below, however, the calculation agent will not be required to adjust the reference amount unless the adjustment would result in a change of at least 0.1% in the index stock price that would apply without the adjustment. The closing price of the index stock on a coupon determination date or an averaging date, as applicable, resulting from any adjustment will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and The Goldman Sachs Group, Inc., relative to your notes, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder.

In this prospectus supplement, when we say that the calculation agent will adjust the reference amount for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

The following six subsections describe the dilution events for which the reference amount is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the reference amount — the first step in the adjustment process described above — for the relevant event.

Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

If the index stock is subject to a stock split, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount — i.e., the reference amount before that adjustment — plus the product of (1) the number of additional shares issued in the stock split with respect to one share of the index stock times (2) the prior reference amount. The reference amount will not be adjusted, however, unless the first day on which the index stock trades without the right to receive the stock split occurs after the trade date and on or before a coupon determination date or an averaging date, as applicable.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If the index stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the reference amount to equal the product of the prior reference amount times the quotient of (1) the number of additional shares of the index stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the index stock outstanding immediately before the reverse stock split becomes effective. The reference amount will not be adjusted, however, unless the reverse stock split becomes effective after the trade date and on or before a coupon determination date or an averaging date, as applicable.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding shares of its stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

If the index stock is subject to a stock dividend, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount plus the product of (1) the number of additional shares issued in the stock dividend with respect to one share of the index stock times (2) the prior reference amount. The reference amount will not be adjusted, however, unless the ex-dividend date occurs after the trade date and on or before a coupon determination date or an averaging date, as applicable.

The ex-dividend date for any dividend or other distribution is the first day on which the index stock trades without the right to receive that dividend or other distribution.

Other Dividends and Distributions

The reference amount will not be adjusted to reflect dividends or other distributions paid with respect to the index stock, other than:

•                  stock dividends described above,

•                  issuances of transferable rights and warrants as described under “— Transferable Rights and Warrants” below,

•                  distributions that are spin-off events described under “— Reorganization Events” below, and

•                  extraordinary dividends described below.

A dividend or other distribution with respect to the index stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the index stock by an amount equal to at least 10% of the closing price of the index stock on the first trading day before the ex-dividend date.

If an extraordinary dividend occurs with respect to the index stock, the calculation agent will adjust the reference amount to equal the product of (1) the prior reference amount times (2) a fraction, the numerator of which is the closing price of the index stock on the trading day immediately preceding the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount. The reference amount will not be adjusted, however, unless the ex-dividend date occurs after the trade date and on or before a coupon determination date or an averaging date, as applicable.

The extraordinary dividend amount with respect to an extraordinary dividend for the index stock equals:

•                  for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the index stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the index stock, or

•                  for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on the index stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the reference amount only as described under “— Stock Dividends” above, “— Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the index stock issuer issues transferable rights or warrants to all holders of the index stock to subscribe for or purchase index stock at an exercise price per share that is less than the closing price of the index stock on the trading day immediately preceding the ex-dividend date for the issuance, then the reference amount will be adjusted by multiplying the prior reference amount by the following fraction:

•                  the numerator will be the number of shares of the index stock outstanding at the close of business on the day immediately preceding that ex-dividend date plus the number of additional shares of the index stock offered for subscription or purchase under those transferable rights or warrants, and

•                  the denominator will be the number of shares of the index stock outstanding at the close of business on the day immediately preceding that ex-dividend date plus the number of additional shares of the index stock that the aggregate offering price of the total number of shares of the index stock so offered for subscription or purchase would purchase at the closing price of the index stock on the trading day immediately preceding that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the trading day immediately preceding that ex-dividend date.

The reference amount will not be adjusted, however, unless the ex-dividend date described above occurs after the trade date and on or before a coupon determination date or an averaging date, as applicable.

Reorganization Events

Each of the following is a reorganization event:

•                  the index stock is reclassified or changed,

•                  the index stock issuer has been subject to a merger, consolidation, amalgamation, binding share exchange or other business combination and either is not the surviving entity or is the surviving entity but all the outstanding shares of the index stock are reclassified or changed,

•                  the index stock has been subject to a takeover, tender offer, exchange offer, solicitation proposal or other event by another entity or person to purchase or otherwise obtain all of the outstanding shares of the index stock, such that all of the outstanding shares of the index stock (other than shares of the index stock owned or controlled by such other entity or person) are transferred, or irrevocably committed to be transferred, to another entity or person,

•                  the index stock issuer or any subsidiary of the index stock issuer has been subject to a merger, consolidation, amalgamation or binding share exchange in which the index stock issuer is the surviving entity and all the outstanding shares of the index stock (other than shares of the index stock owned or controlled by such other entity or person) immediately prior to such event collectively represent less than 75% of the outstanding shares of the index stock immediately following such event,

•                  the index stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

•                  the index stock issuer effects a spin-off — that is, issues to all holders of the index stock equity securities of another issuer, other than as part of an event described in the four bullet points above,

•                  the index stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

•                  any other corporate or similar events that affect or could potentially affect market prices of, or shareholders’ rights in, the index stock or distribution property, which will be substantiated by an official characterization by either the Options Clearing Corporation with respect to options contracts on the index stock or by the primary securities exchange on which the index stock or listed options on the index stock are traded, and will ultimately be determined by the calculation agent in its sole discretion.

Adjustments for Reorganization Events

If a reorganization event occurs, then the calculation agent will adjust the reference amount so that it consists of the amount of each type of distribution property distributed in respect of one share of the index stock — or in respect of whatever the prior reference amount may be — in the reorganization event, taken together. We define the term “distribution property” below. For purposes of the three-step adjustment process described under “— How Adjustments Will Be Made” above, the distribution property so distributed will be the adjusted reference amount described in step one, the value of that property at the close of trading hours for the index stock on the applicable date will be the index stock price described in step two, and the calculation agent will determine the coupon payable on a coupon payment date, if any, or the cash settlement amount as described in step three. As described under “— How Adjustments Will Be Made” above, the calculation agent may, in its sole discretion, modify the adjustments described in this paragraph as necessary to ensure an equitable result.

The calculation agent will determine the value of each type of distribution property in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price (calculated according to the same methodology as specified in this prospectus supplement, without any anti-dilution adjustments) of one share of such security on the applicable date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of  the index stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion. As described under “— How Adjustments Will Be Made” above, the calculation agent may, in its sole discretion, modify the adjustments described in this paragraph as necessary to ensure an equitable result.

If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the reorganization event, as described above, the calculation agent will make any further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if the index stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

For example, if the index stock issuer merges into another company and each share of the index stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount will be adjusted to consist of two common shares of the surviving company and the specified amount of cash for each share of index stock (adjusted proportionately for any partial share) comprising the reference amount before the adjustment. The calculation agent will adjust the common share component of the adjusted reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this subsection entitled “— Anti-dilution Adjustments” as if the common shares of the surviving company were the index stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount. Consequently, each component included in the reference amount will be adjusted on a sequential and cumulative basis for all relevant events requiring adjustment up to the relevant date.

The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the trade date and on or before a coupon determination date or an averaging date, as applicable.

Distribution Property

When we refer to distribution property, we mean the cash, securities and other property or assets distributed in a reorganization event in respect of one outstanding share of the index stock — or in respect of whatever the applicable reference amount may then be if any anti-dilution adjustment has been made in respect of a prior event. In the case of a spin-off, or any other reorganization event after which the index stock remains outstanding, the distribution property also includes one share of the index stock — or other applicable reference amount — in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the index stock as described above. Consequently, in this prospectus supplement, when we refer to the index stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount. Similarly, when we refer to the index stock issuer, we mean any successor entity in a reorganization event.

Default Amount on Acceleration

If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment and Delivery

Any payment or delivery on your note at maturity will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

The calculation agent, in its sole discretion, will make all determinations regarding whether a coupon will be paid on any coupon payment date, whether your notes will be automatically called, the final index stock price, anti-dilution adjustments, market disruption events, averaging dates, coupon determination dates, business days, trading days and the amount of cash to be delivered in exchange for your note. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your note. We may change the calculation agent for your note at any time after the original issue date without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Business Days” on page 28 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to your note, we mean a day on which the principal securities market for the index stock is open for trading.

Closing Price

The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis:

•                  on the principal national securities exchange on which that security is listed for trading on that day; or

•                  if that security is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of that security.

If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates. The closing price is subject to adjustment as described under “— Anti-dilution Adjustments” above.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “—Default Quotation Period” below) will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes.  That cost will equal:

•                  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•                  the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your note, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•                  no quotation of the kind referred to above is obtained, or

•                  every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this paragraph.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.

Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue that is, or whose securities are, rated either:

•                  A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•                  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event:

•                  a suspension, absence or material limitation of trading in the index stock on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•                  a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the index stock, in the primary markets for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•                  the index stock is not trading on what was the primary market for the index stock, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

The following events will not be market disruption events with respect to the index stock:

•                  a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•                  a decision to permanently discontinue trading in the option or futures contracts relating to the index stock.

For this purpose, an “absence of trading” in the primary securities market on which the index stock, or on which option or futures contracts relating to the index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in the index stock or in option or futures contracts relating to the index stock, if available, in the primary market for that stock or those contracts, by reason of:

•                  a price change exceeding limits set by that market, or

•                  an imbalance of orders relating to that index stock or those contracts, or

•                  a disparity in bid and ask quotes relating to that index stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

As is the case throughout this prospectus supplement, references to the index stock in this description of market disruption events include securities that are part of any adjusted reference amount, as determined by the calculation agent in its sole discretion.

USE OF PROCEEDS

We expect to use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of the index stock and listed or over-the-counter options on or before the trade date. In addition, from time to time, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to index stock. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•                  expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index stock,

•                  may take or dispose of positions in the securities of the index stock issuer itself,

•                  may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market, and/ or

•                  may take short positions in the index stock or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may also acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index stock. We expect these steps to involve sales of instruments linked to the index stock on or shortly before the final averaging date. These steps may also involve sales and/or purchases of the index stock, or listed or over-the-counter options, futures or other instruments linked to the index stock or indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE INDEX STOCK

The index stock issuer is Macy’s, Inc.  According to publicly available information, Macy’s, Inc. is a consumer retailer that sells apparel, accessories, cosmetics, home furnishings and other consumer goods through retail stores and via the internet.

•     WHERE INFORMATION ABOUT THE INDEX STOCK ISSUER CAN BE OBTAINED

The index stock is registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed with the SEC can be inspected and copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information filed by the index stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing its SEC file number 001-13536.

Information about the index stock issuer may also be obtained from other sources such as press releases, newspaper articles and other publicly available documents.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the index stock issuer with the SEC.

•                  WE OBTAINED THE INFORMATION ABOUT THE INDEX STOCK ISSUER FROM THE INDEX STOCK ISSUER’S PUBLIC FILINGS

This prospectus supplement relates only to your note and does not relate to the index stock or other securities of the index stock issuer. We have derived all information about the index stock issuer in this prospectus supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the index stock issuer in connection with the offering of your note. We do not make any representation that any publicly available information about the index stock issuer is accurate or complete. Furthermore, we do not know whether all events occurring before the date of this prospectus supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the index stock — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the index stock issuer could affect the value you will receive at maturity and, therefore, the market value of your note.

Neither we nor any of our affiliates make any representation to you as to the performance of the index stock.

We or any of our affiliates may currently or from time to time engage in business with the index stock issuer, including making loans to or equity investments in the index stock issuer or providing advisory services to the index stock issuer, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the index stock issuer and, in addition, one or more of our affiliates may publish research reports about the index stock issuer. As an investor in a note, you should undertake such independent investigation of the index stock issuer as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

•                  HISTORICAL CLOSING PRICES OF THE INDEX STOCK

The closing prices of the index stock have fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing prices of the index stock during the period shown below is not an indication that the index stock is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical prices of the index stock as an indication of the future performance of the index stock.  We cannot give you any assurance that the future performance of the index stock will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the index stock.  The actual performance of the index stock over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical prices shown below.

The graph below shows the daily historical closing prices of the index stock from February 9, 2005 through February 9, 2015. We obtained the closing prices in the graph below from Bloomberg Financial Services, without independent verification.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to The Goldman Sachs Group, Inc.  In addition, it is the opinion of Sidley Austin LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities or currencies;

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                  a bank;

•                  a life insurance company;

•                  a regulated investment company;

•                  a tax exempt organization;

•                  a partnership;

•                  a person that owns a note as a hedge or that is hedged against interest rate risks;

•                  a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•                  a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. federal income tax regardless of its source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as income-bearing pre-paid derivative contracts in respect of the index stock. Except as otherwise stated below, the discussion below assumes that the notes will be so treated.

Coupon payments that you receive should be included in ordinary income at the time you receive the payment or when the payment accrues, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or maturity (excluding any amounts attributable to accrued and unpaid coupon payments, which will be taxable as described above) and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes.  Such capital gain or loss should generally be short-term capital gain or loss if you hold the notes for one year or less, and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments.  There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule.  This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any income you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could assert that your notes should generally be characterized as described above, except that (1) the gain you recognize upon the sale, exchange, redemption or maturity of your notes should be treated as ordinary income or (2) you should not include the coupon payments in income as you receive them but instead you should reduce your basis in your notes by the amount of coupon payments that you receive. It is also possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above.

It is also possible that the Internal Revenue Service could seek to characterize your notes as notional principal contracts.  It is also possible that the coupon payments would not be treated as either ordinary income or interest for U.S. federal income tax purposes, but instead would be treated in some other manner.

You should consult your tax advisor as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued.  You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder.  You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•                  a nonresident alien individual;

•                  a foreign corporation; or

•                  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Because the U.S. federal income tax treatment (including the applicability of withholding) of the coupon payments on the notes is uncertain, in the absence of further guidance, we intend to withhold on the coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN, W-8BEN-E or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a United States alien holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the coupon payments were characterized as contract fees). Withholding also may not apply to coupon payments made to you if: (i) the coupon payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for U.S. federal income tax purposes, (ii) the coupon payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate United States alien holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will also be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their tax advisor in this regard.

In addition, the Treasury Department has issued proposed regulations under which amounts paid or deemed paid on certain financial instruments that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any coupon payment and any amounts you receive upon sale, exchange, redemption or maturity of your notes, could be collected via withholding. The proposed regulations, if finalized in their current form, would apply to payments made or deemed made on or after January 1, 2016. In a recently published notice, the Internal Revenue Service and the Treasury Department announced their intent that the proposed regulations, if finalized, would only apply to financial instruments that are issued on or after 90 days after the date of publication of final regulations. Accordingly, the proposed regulations, if finalized, should not apply to the notes. As significant aspects of the application of these regulations to the notes are uncertain, depending upon the exact content of any final regulations, we may be required to withhold such taxes if any dividends are paid with respect to the index stock during the term of the notes. We could also require you to make certifications prior to any coupon payment or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld. You should consult your tax advisor concerning the potential application of these regulations (or subsequent regulations and other official guidance) to amounts you receive on the notes and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to final Treasury regulations, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange, redemption or other disposition of the notes (including payment at maturity) made before January 1, 2017.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover page of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue prices set forth on the front cover page of this prospectus supplement, and to certain securities dealers at such prices less a concession not in excess of     % of the face amount. Accounts of certain national banks, acting as purchase agents for such accounts, have agreed with the purchase agents to pay a purchase price of     % of the face amount, and as a result of such agreements the agents with respect to sales to be made to such accounts will not receive any portion of the underwriting discount set forth on the front cover page of this prospectus supplement from Goldman, Sachs & Co.

The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $            .  We expect to deliver the notes against payment therefore in New York, New York on February 19, 2015, which is expected to be the third scheduled business day following the date of this prospectus supplement and of the pricing of the notes.

We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes. However, neither Goldman, Sachs & Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Prospectus Supplement

		$ The Goldman Sachs Group, Inc. Autocallable Contingent Coupon Equity-Linked Notes due Goldman, Sachs & Co. JPMorgan Placement Agent
	Page
Summary Information	S-2
Additional Terms Specific to Your Notes	S-7
Hypothetical Examples	S-8
Additional Risk Factors Specific To Your Notes	S-10
Specific Terms of Your Notes	S-18
Use of Proceeds	S-29
Hedging	S-29
The Index Stock	S-30
Supplemental Discussion of U.S. Federal Income Tax Consequences	S-32
Employee Retirement Income Security Act	S-36
Supplemental Plan of Distribution	S-37

Prospectus Supplement dated September 15, 2014

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-19
United States Taxation	S-22
Employee Retirement Income Security Act	S-23
Supplemental Plan of Distribution	S-24
Validity of the Notes	S-26

Prospectus dated September 15, 2014

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	39
Description of Purchase Contracts We May Offer	56
Description of Units We May Offer	61
Description of Preferred Stock We May Offer	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	75
Legal Ownership and Book-Entry Issuance	80
Considerations Relating to Floating Rate Securities	85
Considerations Relating to Indexed Securities	87
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	88
United States Taxation	91
Plan of Distribution	114
Conflicts of Interest	117
Employee Retirement Income Security Act	118
Validity of the Securities	119
Experts	119
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	120
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	120